Exhibit 99.1

2020 | Q1 Financials

April 23, 2020

To Our Stakeholders

The enablement of secure, remote work that Citrix provides has long been a core value proposition to our customers. Our first quarter performance reflects the critical role Citrix’s solutions have in helping customers respond to the COVID-19 pandemic. Near-term strength was also amplified by our decision to make limited use Workspace licenses of Citrix Workspace available in the form of shorter-duration, discounted on-premises term offerings to quickly help our customers with their immediate business needs.

Our first quarter highlights include:

●	A $17 million commitment to help employees and the communities in which we operate during this time of global crisis

●	First quarter subscription ARR[1] was $837 million, up 50% year-over-year, and SaaS ARR was $555 million, up 48% year-over-year

●	Subscription bookings as a percentage of total product bookings was 55%, up from 50% in the first quarter of 2019

●	Reported revenue was $861 million in the first quarter, up 20% year-over-year. For the first quarter, GAAP diluted EPS was $1.42 and non-GAAP diluted EPS[2] was $1.73

●	Future committed revenue increased 19%, or approximately $397 million year-over-year reflecting an increasing mix of subscription product bookings

●	On January 31, 2020, we entered into Accelerated Share Repurchase (ASR) transactions to repurchase an aggregate $1 billion in stock. In Q1 2020, we received an initial share delivery of approximately 6.5 million shares with any remainder to be delivered by the end of the third quarter of 2020. In addition to the ASR, we repurchased approximately $200 million of shares in the first quarter. After taking into consideration the remaining delivery of our ASR, we currently have approximately $714 million of remaining share repurchase authorization available.

1Annualized Recurring Revenue, or ARR, is an operating metric that represents the contracted recurring value of all termed subscriptions normalized to a one-year period.

It is calculated at the end of a reporting period by taking each contract’s recurring total contract value and dividing by the length of the contract. ARR includes only active contractually committed, fixed subscription fees. Our definition of ARR includes contracts expected to recur and therefore excludes contracts with durations of 12 months or less where licenses were issued to address extraordinary business continuity events for our customers. All contracts are annualized, including 30 day offerings where we take monthly recurring revenue multiplied by 12 to annualize. ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue.

2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”

2020 | Q1 Financials	1

Customer Highlight: Protecting Veterans and Staff from COVID-19

The United States Department of Veterans Affairs is a federal Cabinet-level agency that provides healthcare services to eligible military Veterans at VA medical centers and outpatient clinics across the country. Citrix is proud to be an important part of VA’s response to the COVID-19 pandemic, helping to support protecting Veterans and staff from COVID-19 by leveraging technology. As a result, the VA quickly scaled up from its number of Citrix seats to support the growing number of work from home employees and contractors.

These extraordinary times have stressed every facet of business and society. The pandemic caused by COVID-19 is disrupting the disruptors and testing some of the world’s most revered institutions. It’s a reminder that the value of most assets is created by people and their work, and that the preservation of humanity supersedes all else. For Citrix, this has become a defining moment.

Secure, remote work is a key value proposition Citrix provides to customers. What used to be perceived as a requirement for a subset of employees has emerged as a mission critical enabler of business continuity. As a result, our teams worked around the clock to help customers quickly ramp the capacity needed for continued business operations. We are proud to have helped customers around the world, including many providers of essential services transition to accommodate social distancing guidelines. Our solutions helped one of the largest global transportation and logistics companies move employees from dense call centers to work from home environments. We helped a major agricultural and food processing company ensure that food supply chains were not interrupted by enabling more employees to work remotely. We helped multiple hospitals and a major diagnostic testing lab expand to accommodate spikes in demand for their services while enabling more employees to help flatten the curve and work from home.

These, and so many other stories from customers on their successful transition to working from home, make me proud and thankful for our teams and partners around the world.

Citrix’s Response to COVID-19

We have committed to help our communities through this difficult time, including operating expense items that totaled $17 million in Q1 2020.

For Our Customers and Partners. In the quarter, we saw accelerated demand for our solutions to address business continuity needs. Generally, the fastest, most efficient way for existing customers to ramp capacity has been to expand their existing relationships with Citrix. The effect of this was seen in our perpetual and on-premises subscription business. We also recognized that there was a considerable need to help customers enable employees who may not permanently work remotely, but need to for some period of time as COVID-19 runs its course. To provide a flexible solution to help our customers manage through this period, we created a shorter (up to 1-year) duration on-premises term subscription license at discounted prices. This limited-use license program was intended to help our customers manage through the shock to the system created by the pandemic. As the world settles into a new normal, we intend to phase out this short-term license program at the end of April. Beyond that we will continue to monitor the needs of our customers to determine the best ways in which Citrix can help.

For Our Communities. We have increased funding for corporate citizenship directed donations and created a relief recovery fund for the COVID-19 outbreak, doubled our charitable match for employee donations, continued to pay vendors no longer providing on-site services, and set up virtual volunteering opportunities. Additionally, we have committed to continue to pay all of our contingent workforce through the end of May.

For Our Employees. In March 2020, we directed our global workforce to work from home and severely limited all international and domestic travel. We have extended our paid time-off and sick leave benefits for employees directly impacted by COVID-19 or caring for children or a member of their household impacted by COVID-19. We provided $1,000 per employee below the Vice President level to cover equipment related to transitioning to a work from home situation, help support local restaurants and small businesses or charities, or other potential hardship that this can help to offset. We also offer local employee assistance program resources if needed.

2020 | Q1 Financials	2

Customer Highlight: Exemplifying Seamless Business Continuity with Citrix Workspace + Networking

Suncorp is one of Australia’s largest financial services companies. Prior to the pandemic, Suncorp had an extensive deployment of Citrix Workspace across its organization combined with a supportive work from home culture. As a result, Suncorp’s response to the COVID-19 pandemic was relatively simple and seamless with regard to its Citrix footprint, requiring little more than additional Citrix Networking capacity to support increased bandwidth requirements.

Context for First Quarter Results, 2020 Outlook, and Beyond

Our first quarter results reflect a surge in demand driven by the COVID-19 outbreak - to ensure business continuity and employee productivity. This tailwind can be seen broadly across both perpetual and subscription licensing. In response to our customers’ need to quickly support nearly all employees working from home, we created a more flexible, shorter duration offering in the form of a limited use on-premises term subscription at a discounted price. As a result, we saw considerable upside to “other subscription” reported revenue. As many of our existing customers have large on-premises deployments, the fastest path to deploying more seats was expansion of on-premises term subscription licenses or through acquiring additional seats through perpetual licenses. This dynamic impacted the mix of subscription as a percentage of total product bookings as well as the mix within subscription.

We are pleased to be an integral part of the solution as enterprises around the world manage through this difficult time. Our first quarter results and our expectations for the second quarter reflect Citrix’s position as a market leader and mission critical technology partner for business continuity.

In the medium-term, as we look out into the latter part of 2020 and into 2021, the broader toll COVID-19 may take on the global economy and the slope of the economic recovery is unknown. We believe that our solutions and our business model are highly resilient. However, given the unknown magnitude, in terms of depth and duration of this crisis, we view the upside we experienced in the first quarter as a potential offset against what could prove to be a more challenging macroeconomic backdrop in the second half of the year.

As such, as we consider guidance for the balance of 2020, we are cautious due to the unknown financial impact that COVID-19 will have on economic output around the world. Customers are putting on hold discretionary projects and are less inclined to “trade-up” from existing solutions as the economic environment continues to weaken. However, based on the strength of our first quarter and visibility into the near-term pipeline, we are raising the top end of our full year outlook for revenue and EPS. We will continue to assess the outlook for the second half of the year as more information on economic disruption becomes available.

Longer term, we believe this global health crisis will cause companies and their employees to change the way they think about remote work. We expect business continuity and risk mitigation to rise as areas of importance in boardroom discussions and on IT priority lists. We believe a greater number of employees will expect to continue to be able to work remotely, at least some of the time, even as we return from social distancing.

2020 | Q1 Financials	3

Citrix Synergy

In light of the on-going need to continue to socially distance, we are reimagining our annual Synergy event which may evolve to a virtual event or a series of events at a different scale later in the year.

Learn more about Citrix in our newly launched Remote Works: a Citrix Virtual Series

https://citrix.com/RemoteWorks

In fact, many companies are now experiencing the benefits to cost, productivity and talent and plan to expand remote work within their organizations on a permanent basis beyond the shutdown. We believe the opportunity for us to demonstrate the value of Citrix Workspace and the performance when combined with Citrix Networking has accelerated. Our opportunity to engage with customers who are using Workspace on a shorter-term basis provides us with a great opportunity to further discuss the long-term, holistic benefits of more permanently deploying Citrix Workspace broadly across an organization.

David Henshall
President & CEO

2020 | Q1 Financials	4

Financial Overview

Bookings
● Subscription bookings as a percentage of total product bookings were 55% in the first quarter up from 50% in the first quarter of 2019

● Workspace subscription bookings as a percentage of Workspace product bookings were 61% in the first quarter, down from 62% in the first quarter of 2019. Many existing Citrix customers elected to expand their on-premises footprint in response to COVID-19

● Networking subscription bookings as a percentage of total Networking product bookings were 37% in the first quarter, up from 25% in the first quarter of 2019
● Future committed revenue grew 19% year-over-year to approximately $2.5 billion in the first quarter

● Total average contract duration of deals booked in the first quarter was 1.3 years, down year-over-year due to the limited use license programs which have durations of 12 months or less

In the first quarter, subscription bookings as a percentage of total product bookings, and particularly Workspace subscription bookings as a percentage of Workspace product bookings, were impacted by the immediate need for customers to very quickly support a large majority of their employees working from home. As a result, perpetual and on-premises term licenses saw significant growth.

In addition, our limited-use on-premises subscription offering in response to COVID-19 that provided customers with greater flexibility in terms of duration (up to 1-year) and price, decreased overall average contract duration in the quarter. Over time, as more of our business transitions to subscription, we expect that average contract duration will increase, as cloud bookings typically have a 3-year contract duration, reflecting deeper extended relationships with our customers.

Beyond the crisis, our transition to a subscription model focuses on growing higher value recurring revenue streams that result in more of the business booked in the current period being recognized in future periods. This subscription model transition creates variability in the individual components of future committed revenue (short-term deferred, long-term deferred and unbilled) due to the mix within subscription.

Subscription Bookings	1Q19	2Q19	3Q19	4Q19	1Q20
Subscription as % of Total Product	50%	62%	59%	69%	55%
Subscription as a % of Workspace Product	62%	71%	75%	73%	61%
Subscription as a % of Networking Product	25%	35%	29%	63%	37%

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

3Citrix Cloud Paid Subscribers is defined as count of users (or devices in cases of named device licensing) on a paid Citrix Cloud platform subscription as of the end of the reporting period, excluding Networking services, CSP, cloud services not delivered on the Citrix Cloud platform, and certain hybrid customers.

2020 | Q1 Financials	5

We typically enter into a quarter with backlog4. At the start of the second quarter of 2020, we have approximately $48 million of backlog, which is higher than usual.

Future Committed Revenue (in millions)	1Q19	2Q19	3Q19	4Q19	1Q20
Deferred Revenue	$1,757	$1,745	$1,616	$1,796	$1,755
Unbilled Revenue[5]	380	484	559	705	779
Total Deferred and Unbilled Revenue	$2,137	$2,229	$2,175	$2,501	$2,534
Y/Y Growth	21%	15%	13%	15%	19%
Total Average Contract Duration (years)	1.4	1.6	1.6	1.7	1.3

Annualized Recurring Revenue

● Subscription ARR in the first quarter of 2020 was $837 million, up 50% year-over-year

● SaaS ARR in the first quarter was $555 million, up 48% year-over-year

Please note that in Q1 2020, the limited use on-premises term license bookings program, as described earlier, generated subscription bookings that do not meet our definition of ARR and are not included in our subscription ARR results.

We believe ARR is a key performance indicator of the health and trajectory of our business, representing the pace of our transition and serves as a leading indicator of top line trends.

Annualized Recurring Revenue (in millions)

	1Q19	2Q19	3Q19	4Q19	1Q20
Subscription ARR	$557	$614	$672	$743	$837
SaaS ARR	$375	$418	$463	$520	$555
Y/Y Growth
		2Q19	3Q19	4Q19	1Q20
Subscription ARR		33%	40%	41%	50%
SaaS ARR		48%	52%	49%	48%

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

4Backlog includes the aggregate amounts we expect to recognize as point in time revenue in the following quarter associated with contractually committed amounts for on-premises subscription software licenses, as well as confirmed product license orders that have not shipped and are wholly unfulfilled. We do not believe that backlog, as of any particular date, is a reliable indicator of future performance.

5Unbilled revenue primarily represents future billings under our subscription agreements that have not been invoiced and, accordingly, are not recorded in accounts receivable or deferred revenue within our condensed consolidated financial statements.

2020 | Q1 Financials	6

Revenue

●   Total revenue of $861 million in the first quarter was up 20% year-over- year due to strength in subscription and perpetual licenses, which increased 89% and 28% year-over-year, respectively

●   Total SSP revenue was $20 million in the first quarter, representing a decrease of 10% year-over-year. SSPs represented 2% of total revenue in the quarter

●   SaaS revenue grew 43% year-over-year to $122 million and accounted for 46% of subscription revenue and 14% of total revenue in the first quarter

Business continuity as a primary use-case contributed approximately $111 million of total revenue to our first quarter results, most notably in the form of perpetual and on-premises term license demand. Within subscription revenue, limited use on-premises term licenses as well as on-going business continuity associated with our customers’ COVID-19 response positively impacted our results. In the first quarter, the program for limited use on-premises term subscription licenses accounted for approximately $47 million of subscription revenue that is not renewable.

Revenue Summary (in millions)

	1Q19	2Q19	3Q19	4Q19	1Q20
Subscription	$142	$156	$160	$194	$268
SaaS	85	91	101	113	122
Other Subscription	56	65	59	80	146
Product & License	135	141	131	177	173
Support & Services	443	452	442	439	420
Total Revenue*	$719	$749	$733	$810	$861

Y/Y Growth
	1Q19	2Q19	3Q19	4Q19	1Q20
Subscription	37%	41%	43%	49%	89%
SaaS	43%	41%	43%	45%	43%
Other Subscription	30%	41%	45%	56%	159%
Product & License	-16%	-27%	-23%	-16%	28%
Support & Services	2%	3%	-2%	-5%	-5%
Total Revenue*	3%	1%	0%	1%	20%
% of Total Revenue
	1Q19	2Q19	3Q19	4Q19	1Q20
Subscription	20%	21%	22%	24%	31%
SaaS % of Subscription	60%	59%	63%	59%	46%
SaaS % of Total	12%	12%	14%	14%	14%
Product & License	18%	19%	18%	22%	20%
Support & Services	62%	60%	60%	54%	49%

*Amounts may not recalculate due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2020 | Q1 Financials	7

Revenue by Product Group

Workspace

●	Workspace revenue of $654 million in the first quarter increased 27% year-over-year reflecting the strength in both perpetual and on-premises term license demand due to the sharp increase in customers expanding Citrix Workspace deployments for secure, remote work as a result of the COVID-19 pandemic

●	Workspace subscription revenue in the first quarter accounted for 34% of total Workspace revenue, up from 23% a year ago

●	Workspace revenue accounted for 76% of total revenue in the first quarter

Networking

●	Networking revenue of $180 million in the first quarter increased 5% year-over-year

●	Networking subscription revenue in the first quarter increased 131% year-over-year with total Networking software revenue accounting for 44% of total Networking revenue

●	Networking revenue accounted for 21% of total revenue in the first quarter

Over time, we expect the mix shift within Networking away from hardware towards software-based solutions will create pressure on reported Networking revenue over time.

Professional services revenue is expected to decline over time as more of the business moves towards subscription solutions.

Revenue by Product Group (in millions)

	1Q19	2Q19	3Q19	4Q19	1Q20
Workspace	$515	$535	$513	$565	$654
Networking	171	178	188	212	180
Professional Services	33	35	32	33	27
Total Revenue*	$719	$749	$733	$810	$861
Y/Y Growth
	1Q19	2Q19	3Q19	4Q19	1Q20
Workspace	13%	7%	1%	1%	27%
Networking	-18%	-14%	-4%	3%	5%
Professional Services	6%	5%	12%	-16%	-18%
Total Revenue*	3%	1%	0%	1%	20%
% of Total Revenue
	1Q19	2Q19	3Q19	4Q19	1Q20
Workspace	72%	71%	70%	70%	76%
Networking	24%	24%	26%	26%	21%
Professional Services	4%	5%	4%	4%	3%

*Amounts may not recalculate due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2020 | Q1 Financials	8

Revenue by Customer Type

●	Revenue from our Strategic Service Provider customers, or SSPs – our three historically largest networking customers – was $20 million, down 10% year-over-year, and represented 2% of total revenue in the first quarter

●	Revenue from all other customers was $841 million in the first quarter, up 21% year-over-year due primarily to demand associated with our customers’ response to COVID-19

Revenue by Customer Type (in millions)

	1Q19	2Q19	3Q19	4Q19	1Q20
SSP	$22	$24	$39	$36	$20
Non-SSP	697	725	694	774	841
Total Revenue*	$719	$749	$733	$810	$861

Y/Y Growth
	1Q19	2Q19	3Q19	4Q19	1Q20
SSP	-65%	-39%	11%	112%	-10%
Non-SSP	10%	3%	-1%	-1%	21%
Total Revenue*	3%	1%	0%	1%	20%

% of Total Revenue
	1Q19	2Q19	3Q19	4Q19	1Q20
SSP	3%	3%	5%	4%	2%
Non-SSP	97%	97%	95%	96%	98%

Revenue by Geography

●	Revenue in the Americas was $484 million, up 21% year-over-year, and represented 56% of total revenue in the first quarter

●	Revenue in EMEA increased 24% year-over-year, and APJ increased 2% year-over-year, and represented 34% and 10% of revenue, respectively, in the first quarter

Revenue by Geography (in millions)

	1Q19	2Q19	3Q19	4Q19	1Q20
Americas	$401	$432	$418	$453	$484
EMEA	237	240	236	278	294
APJ	81	76	79	79	83
Total Revenue*	$719	$749	$733	$810	$861

Y/Y Growth
	1Q19	2Q19	3Q19	4Q19	1Q20
Americas	-3%	0%	-3%	3%	21%
EMEA	10%	3%	3%	-1%	24%
APJ	18%	-3%	10%	-4%	2%
Total Revenue*	3%	1%	0%	1%	20%

*Amounts may not recalculate due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2020 | Q1 Financials	9

% of Total Revenue

	1Q19	2Q19	3Q19	4Q19	1Q20
Americas	56%	58%	57%	56%	56%
EMEA	33%	32%	32%	34%	34%
APJ	11%	10%	11%	10%	10%

Operating Margin2

●	GAAP operating margin in the first quarter was 23%

●	Non-GAAP operating margin in the first quarter was 31%

Earnings2

●	GAAP net income in the first quarter was $181 million, or $1.42 per diluted share

●	Non-GAAP net income in the first quarter was $221 million, or $1.73 per diluted share

Both GAAP and non-GAAP tax rates benefited from the geographical mix of income towards lower tax regions.

Cash Flow from Operations

●	Cash flow from Operations in the first quarter was $284 million

As a result of our subscription model transition, more cash will be collected in future periods as SaaS agreements are typically billed annually, as opposed to our perpetual business, which is typically billed up-front.

Balance Sheet and Capital Allocation

●	The first quarter ended with approximately $563 million in cash and investments

●	Paid dividend to shareholders of $0.35 per share totaling $43 million in the first quarter

●	Raised $1 billion of debt through the combination of a $750 million bond offering and a $250 million term loan with proceeds used for capital return

●	Repurchased approximately 8.3 million shares in the first quarter at an average share price of $121

●	Board of Directors declared a quarterly dividend of $0.35 per share to be paid on June 19, 2020 to shareholders of record on June 5, 2020

Our capital allocation priorities in this time of economic uncertainty is anchored in our quarterly $0.35 per share per quarter dividend. We continue to evaluate opportunities to grow the business inorganically, whether in the form of partnerships or through potential acquisitions. Following the execution of our $1 billion ASR, we will continue to monitor macroeconomic factors, market conditions, and our business priorities to determine the pace of share repurchases going forward.

2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”

2020 | Q1 Financials	10

Guidance

Full Year 2020

Our full year 2020 guidance is now:

Full Year 2020 Guidance[2]
Revenue	$3.10 billion to $3.16 billion
GAAP Operating Margin	17% to 18%
Non-GAAP Operating Margin	28% to 29%
GAAP Diluted EPS	$3.29 to $3.50
Non-GAAP Diluted EPS	$5.40 to $5.60

Guidance reflects our expectation that subscription bookings as a percentage of product bookings will increase from 62% in 2019 to approximately 65% to 75% for the full year of 2020, and exiting the year at around 80%. The magnitude of the impact to recognized revenue is dependent on the mix of product bookings as well as the mix within subscription bookings. If our actual subscription bookings as a percentage of product bookings or if our SaaS bookings mix within subscription bookings exceeds expectations, the headwind to our 2020 revenue could be higher.

Guidance assumes that non-GAAP operating margin will decline approximately 100 basis points year-over-year driven by a higher mix of cloud subscriptions and investments to continue to scale a growing cloud mix. We expect 2020 to be the trough year for operating margin in our multi-year subscription transition.

Second Quarter 2020

We currently anticipate:

Second Quarter 2020 Guidance[2]
Revenue	$760 million to $770 million
GAAP Diluted EPS	$0.62 to $0.68
Non-GAAP Diluted EPS	$1.18 to $1.23

Guidance reflects our expectation that subscription bookings as a percentage of product bookings will be in the range of 60% to 65% in the second quarter of 2020.

The above statements are based on current targets as of the date of this letter and we undertake no obligation to update after such date. These statements are forward-looking, and actual results may differ materially.

2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”

2020 | Q1 Financials	11

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data - unaudited)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019

Revenues
Subscription	$268,236	$141,606
Product and license	172,858	135,022
Support and services	419,851	442,515
Total net revenues	860,945	719,143

Cost of net revenues
Cost of subscription, support and services	86,040	71,428
Cost of product and license revenues	21,256	25,744
Amortization of product related intangible assets	8,281	10,301
Total cost of net revenues	115,577	107,473
Gross margin	745,368	611,670

Operating expenses
Research and development	134,458	130,263
Sales, marketing and services	326,109	274,655
General and administrative	80,099	77,547
Amortization of other intangible assets	702	3,529
Restructuring	2,453	2,832
Total operating expenses	543,821	488,826

Income from operations	201,547	122,844
Interest income	1,605	9,674
Interest expense	(14,611)	(18,033)
Other income, net	2,098	3,699
Income before income taxes	190,639	118,184
Income tax expense	9,417	7,836
Net income	$181,222	$110,348

Earnings per share - diluted	$1.42	$0.78

Weighted average shares outstanding - diluted	127,577	141,025

Note: This document should be read in conjunction with the Company’s SEC Filings.

2020 | Q1 Financials	12

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands – unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$524,881	$545,761
Short-term investments, available for sale	25,644	43,055
Accounts receivable, net	700,026	720,359
Inventories, net	17,323	15,898
Prepaid expenses and other current assets	193,179	187,659
Total current assets	1,461,053	1,512,732
Long-term investments, available for sale	12,721	16,640
Property and equipment, net	225,098	231,894
Operating lease right-of-use assets	204,974	206,154
Goodwill	1,798,408	1,798,408
Other intangible assets, net	101,132	108,478
Deferred tax assets, net	367,074	361,814
Other assets	160,767	152,806
Total assets	$4,331,227	$4,388,926

Liabilities and Stockholders’ (Deficit) Equity
Accounts payable	$105,218	$84,538
Accrued expenses and other current liabilities	362,386	331,680
Income taxes payable	65,989	60,036
Current portion of deferred revenues	1,340,456	1,352,333
Total current liabilities	1,874,049	1,828,587
Long-term portion of deferred revenues	414,347	443,458
Long-term debt	1,730,961	742,926
Long-term income taxes payable	259,391	259,391
Operating lease liabilities	201,336	209,382
Other liabilities	70,072	67,526
Stockholders’ (deficit) equity:
Common stock	320	319
Additional paid-in capital	6,125,589	6,249,065
Retained earnings	4,794,964	4,660,145
Accumulated other comprehensive loss	(7,810)	(5,127)
Less-common stock in treasury, at cost	(11,131,992)	(10,066,746)
Total stockholders’ (deficit) equity	(218,929)	837,656
Total liabilities and stockholders’ (deficit) equity	$4,331,227	$4,388,926

Note: This document should be read in conjunction with the Company’s SEC Filings.

2020 | Q1 Financials	13

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands – unaudited)

Three Months Ended March 31, 2020

Operating Activities
Net income	$181,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	53,701
Stock-based compensation expense	58,323
Deferred income tax benefit	(5,575)
Effects of other rate changes on monetary assets and liabilities denominated in foreign currencies	2,794
Other non-cash items	7,871
Total adjustments to reconcile net income to net cash provided by operating activities	117,114
Changes in operating assets and liabilities:
Accounts receivable	11,314
Inventories	(1,944)
Prepaid expenses and other current assets	(7,029)
Other assets	(23,277)
Income taxes, net	7,011
Accounts payable	20,529
Accrued expenses and other current liabilities	17,149
Deferred revenues	(40,989)
Other liabilities	3,147
Total changes in operating assets and liabilities	(14,089)
Net cash provided by operating activities	284,247

Investing Activities
Purchases of available-for-sale investments	(4,420)
Proceeds from maturities of available-for-sale investments	25,755
Purchases of property and equipment	(10,503)
Cash paid for licensing agreements, patents and technology	(1,682)
Other	884
Net cash provided by investing activities	10,034

Financing Activities
Proceeds from term loan credit agreement, net of issuance costs	998,846
Repayment on term loan credit agreement	(750,000)
Proceeds from 2030 Notes, net of issuance costs	738,107
Stock repurchases, net	(999,903)
Accelerated stock repurchase program	(200,000)
Cash paid for tax withholding on vested stock awards	(54,247)
Cash paid for dividends	(42,839)
Net cash used in financing activities	(310,036)
Effect of exchange rate changes on cash and cash equivalents	(5,125)
Change in cash and cash equivalents	(20,880)
Cash and cash equivalents at beginning of period	545,761
Cash and cash equivalents at end of period	$524,881

Note: This document should be read in conjunction with the Company’s SEC Filings.

2020 | Q1 Financials	14

CITRIX SYSTEMS, INC.

STOCK-BASED COMPENSATION EXPENSE BY INCOME STATEMENT CLASSIFICATION

(In thousands – unaudited)

	1Q19	2Q19	3Q19	4Q19	1Q20
Cost of subscription, support and services	$2,202	$2,956	$2,898	$2,865	$2,762
Research and development	27,837	25,419	25,505	25,792	21,596
Sales, marketing and services	19,926	24,424	23,838	27,347	20,386
General and administrative	15,269	15,521	16,728	20,365	13,579
Total stock-based compensation expense	$65,234	$68,320	$68,969	$76,369	$58,323

Note: This document should be read in conjunction with the Company’s SEC Filings.

Safe Harbor

For Citrix Investors

This letter contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this letter do not constitute guarantees of future performance. Investors are cautioned that statements in this letter, which are not strictly historical statements, including, without limitation, statements regarding the pace of our transformation, the evolution of the Workspace market and the potential of Citrix Workspace, our short-term license program and our intentions regarding such program, the impacts of the COVID-19 pandemic and related economic conditions on our business and results of operations, statements regarding business continuity, risk mitigation and expectations regarding remote work, statements regarding our opportunity and product position, the resiliency of our solutions and business model, statements regarding our near and longer-term growth potential, expectations regarding our customers’ spending during a weak economic environment, and our multi-year strategy, statements regarding the mix shift within Networking away from hardware towards software-based solutions, statements regarding the future return of capital to our shareholders and our capital allocation priorities, statements regarding our ability to increase the average duration of customer contracts, statements contained in the Guidance sections and under the Non-GAAP Financial Measures Reconciliation section, including statements concerning fiscal quarters and years ending in 2020, headwind to 2020 revenue, our subscription model-transition and, mix of cloud subscriptions and investments, and the impact of the global economy on our forecasts and pipeline, transition on operating margin, and statements regarding ARR and, product introductions and management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, risks associated with the impact of COVID-19 on our business, the broader economy, and our ability to forecast our future financial performance as a result of COVID-19; risks associated with our ability to advance our transformation from perpetual to subscription and from on-premises to cloud, including our ability to deepen our subscription customer relationships; our ability to grow the percentage of subscription bookings and paid subscribers; our ability to forecast our future financial performance during our business model transition; our ability to continue to grow the company’s Workspace business, further develop Citrix Workspace and continued demand for Citrix Workspace; risks associated with the expansion of cloud-delivered services; regulation of privacy and data security; the risks associated with maintaining the security of our products, services, and networks, including securing data and cyber-related risks that are enhanced as a result of COVID-19; the impact of the global economic and political environment on our business, volatility in global stock markets, foreign exchange rate volatility and uncertainty in IT spending, including as a result of the COVID-19 pandemic, and changes in the markets for our products, including the Workspace market; developments in the COVID-19 pandemic, related policies or actions to protect public health and safety, and the impact of the foregoing on our liquidity, supply chain, human capital and mobility, operations, marketing events and initiatives, customer demand, pricing impact, and general economic conditions; changes in Citrix’s pricing and licensing models, including our short-term license program, promotional programs and product mix, all of which may impact Citrix’s revenue recognition; our ability to expand our customer base and attract more users within our customer base; the introduction of new products by competitors or the entry of new competitors into the markets for Citrix’s products and services; our ability to protect our innovations and intellectual property, including in higher-risk markets; the concentration of customers in Citrix’s networking business; the company’s ability to innovate and develop new products and

2020 | Q1 Financials	15

services while growing its established virtualization and networking products and services; changes in our revenue mix towards products and services with lower gross margins; seasonal fluctuations in the company’s business; failure to execute Citrix’s sales and marketing plans; failure to successfully partner with key distributors, resellers, system integrators, service providers and strategic partners, such as Microsoft; transitions in key personnel and succession risk; the company’s ability to maintain and expand its business in large enterprise accounts and reliance on large service provider customers; the size, timing and recognition of revenue from significant orders; the success of investments in its product groups, foreign operations and vertical and geographic markets; the ability of Citrix to make suitable acquisitions on favorable terms in the future; risks associated with Citrix’s acquisitions and divestitures, including failure to further develop and successfully market the technology and products of acquired companies, failure to achieve or maintain anticipated revenues and operating performance contributions from acquisitions, which could dilute earnings; the recruitment and retention of qualified employees; bankruptcies, insolvencies or other economic conditions that limit our customers’ ability to pay for our services or limit the ability for us to collect payments, including unbilled revenue, which may be enhanced as a result of the COVID-19 pandemic; risks in effectively controlling operating expenses, and our ability to improve our operating margin; ability to effectively manage our capital structure and the impact of related changes on our operating results and financial condition; the effect of new accounting pronouncements on revenue and expense recognition; failure to comply with federal, state and international regulations; litigation and disputes, including challenges to our intellectual property rights or allegations of infringement of the intellectual property rights of others; the ability to maintain and protect our collection of brands; charges in the event of a write-off or impairment of acquired assets, underperforming businesses, investments or licenses; international market readiness, execution and other risks associated with the markets for Citrix’s products and services; risks related to servicing our debt; risks of political uncertainty, and social turmoil and pandemics, including COVID-19; and other risks detailed in Citrix’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this letter or with respect to the announcements described herein.

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures (Unaudited)

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this letter and related conference call or webcast to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude amortization primarily related to acquired intangible assets, stock-based compensation expenses and charges associated with the Company’s restructuring programs, the related tax effect of those items, and charges and benefits related to tax reform. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The Company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods not influenced by certain non-cash items or cash charges that are the result of discrete activities that are not used by management when evaluating the Company’s historical and prospective financial performance. In addition, the Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s operating margins, operating expenses and net income and comparing the Company’s financial performance to that of its peer companies and competitors. Management typically excludes the amounts described above when evaluating the Company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the Company’s operating performance due to the following factors:

●	The Company does not acquire businesses on a predictable cycle. The Company, therefore, believes that the presentation of non-GAAP measures that adjust for the impact of amortization of intangible assets and stock-based compensation expenses and the related tax effects that are primarily related to acquisitions, provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the Company’s operating results and underlying operational trends.

●	Amortization of intangible assets and the related tax effects are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

2020 | Q1 Financials	16

●	Although stock-based compensation is an important aspect of the compensation of the Company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

●	The Company has engaged in various restructuring activities over the past several years that have resulted in costs associated with reductions in headcount, consolidation of leased facilities and related costs. Each restructuring activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. While the Company’s operations previously benefited from the employees and facilities covered by the various restructuring charges, these employees and facilities have benefited different parts of the Company’s business in different ways, and the amount of these charges has varied significantly from period to period. The Company, therefore, believes that the exclusion of these charges will better help investors and financial analysts understand the Company’s operating results and underlying operational trends.

●	Tax charges or benefits resulting from the enactment of Swiss tax reform. These charges or benefits are not anticipated to be ongoing; and, thus, are outside of the normal operations of the Company’s business. Therefore, the Company believes that the exclusion of these charges or benefits will better help investors and financial analysts understand the Company’s operating results and underlying operational trends.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as net income and earnings per share) and should not be considered measures of the Company’s liquidity.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share data and operating margin data - unaudited)

Three Months Ended March 31, 2020
GAAP operating margin	23.4%
Add: stock-based compensation	6.8
Add: amortization of product related and other intangible assets	0.8
Add: restructuring charges	0.3
Non-GAAP operating margin	31.3%

Three Months Ended March 31, 2020
GAAP net income	$181,222
Add: stock-based compensation	58,323
Add: amortization of product related and other intangible assets	7,170
Add: restructuring charges	2,453
Less: tax effects related to above items	(28,051)
Non-GAAP net income	$221,117

Three Months Ended March 31, 2020
GAAP earnings per share - diluted	$1.42
Add: stock-based compensation	0.46
Add: amortization of product related and other intangible assets	0.06
Add: restructuring charges	0.02
Less: tax effects related to above items	(0.23)
Non-GAAP earnings per share - diluted	$1.73

2020 | Q1 Financials	17

Forward Looking Guidance - GAAP to Non-GAAP Reconciliation

	Three Months Ended June 30, 2020	Twelve Months Ended December 31, 2020
GAAP earnings per share - diluted	$0.62 - $0.68	$3.29 - $3.50
Add: adjustments to exclude the effects of expenses related to stock-based compensation	0.64	2.47
Add: adjustments to exclude the effects of amortization of intangible assets	0.06	0.22
Add: adjustments to exclude the effects of restructuring charges	-	0.02
Less: tax effects related to above items	(0.14) - (0.15)	(0.60) - (0.61)
Non-GAAP earnings per share - diluted	$1.18 - $1.23	$5.40 - $5.60

GAAP and non-GAAP diluted earnings per share do not include any additional impacts related to Swiss Cantonal tax reform because such impacts are not determinable at this time.

Twelve Months Ended December 31, 2020
GAAP operating margin	17.0% - 18.0%
Add: adjustment to exclude stock-based compensation	10.0
Add: adjustment to exclude amortization of intangible assets	0.9
Add: adjustment to exclude restructuring charges	0.1
Non-GAAP operating margin	28.0% - 29.0%

2020 | Q1 Financials	18